Exhibit 99.1

Eversource Energy Reports Third Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. – November 3, 2020) Eversource Energy (NYSE: ES) today reported earnings of $346.3 million, or $1.01 per share, in the third quarter of 2020, compared with earnings of $318.9 million, or $0.98 per share, in the third quarter of 2019. In the first nine months of 2020, Eversource Energy earned $933.2 million, or $2.76 per share, compared with earnings of $659 million, or $2.05 per share, in the first nine months of 2019.

Results for the first nine months of 2019 included an after-tax impairment charge of $204.4 million, or $0.64 per share, related to Eversource Energy’s investment in the Northern Pass Transmission (NPT) project. Excluding that impairment charge, Eversource Energy earned $863.4 million, or $2.69 per share, in the first nine months of 2019.

Eversource Energy also today reaffirmed both its 2020 earnings per share (EPS) projection of $3.60 to $3.70 per share, excluding costs related to the recently completed acquisition of assets of Columbia Gas of Massachusetts, and its long-term EPS growth rate from its core regulated businesses.

“The past few months have been one of the most challenging periods we have ever experienced as a result of extreme late summer weather compounded by drought conditions.  Beginning with Tropical Storm Isaias and continuing with tornadoes in south central Connecticut and a damaging wind storm in early October, our crews have been working tirelessly and safely, ensuring that our 4.3 million customers receive the high level of service they expect and deserve,” said Jim Judge, Eversource chairman, president and chief executive officer.  “I cannot thank our Eversource first responders enough for their outstanding work throughout this pandemic-challenged year.  I’m also grateful to our customers for their patience and understanding while our line crews and hundreds of other Eversource employees have worked around the clock on their behalf.”

Electric Distribution

Eversource Energy’s electric distribution segment earned $205.5 million in the third quarter of 2020 and $450.6 million in the first nine months of 2020, compared with earnings of $197.3 million in the third quarter of 2019 and $422.7 million in the first nine months of 2019. Third quarter and year-to-date results reflect higher revenues, offset in part by higher operation and maintenance expense, due largely to higher storm restoration costs, as well as higher depreciation and interest.

Electric Transmission

Eversource Energy’s transmission segment earned $125.6 million in the third quarter of 2020 and $381.8 million in the first nine months of 2020, compared with earnings of $107.5 million in the third quarter of 2019 and earnings of $342.8 million1 in the first nine months of 2019, excluding the NPT impairment charge noted above. Aside from the NPT impairment charge, transmission segment results improved due to a higher level of investment in Eversource’s electric transmission system.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment lost $14 million in the third quarter of 2020 and earned $73.8 million in the first nine months of 2020, compared with a $17.1 million loss in the third quarter of 2019 and earnings of $57.6 million in the first nine months of 2019. Improved results were due to higher revenues, partially offset by higher depreciation, operation and maintenance and property tax expense.

Water Distribution

Eversource’s Aquarion Water Company subsidiary earned $23.1 million in the third quarter of 2020 and $35.6 million in the first nine months of 2020, compared with earnings of $17.5 million in the third quarter of 2019 and $26.3 million in the first nine months of 2019. Improved results were primarily due to gains on the sale of the Hingham, Massachusetts water distribution system and on a sale of land and lower interest expense.

Eversource Parent and Other Companies

Eversource Energy parent and other companies earned $6.1 million in the third quarter of 2020 and lost $8.6 million in the first nine months of 2020, compared with earnings of $13.7 million in the third quarter of 2019 and $14 million in the first nine months of 2019. The 2020 results include after-tax charges of $5.3 million in the third quarter and $12.8 million in the first nine months related to Eversource Energy’s acquisition of Columbia Gas of Massachusetts’ assets. Excluding Columbia Gas impacts, lower nine months 2020 results reflect lower mark-to-market earnings on an unregulated clean energy investment.

The following table reconciles 2020 and 2019 third quarter and first nine months earnings per share:

		Third Quarter	First Nine Months
2019	Reported EPS	$0.98	$2.05
	Higher electric distribution revenues in 2020, offset by higher O&M, depreciation, interest expense and dilution	(0.01)	0.01
	Higher electric transmission earnings in 2020, excluding NPT impairment, offset by dilution	0.03	0.06
	Higher natural gas revenues in 2020, offset by higher depreciation, O&M, property tax expense and dilution	0.01	0.04
	Higher water earnings in 2020, offset by dilution	0.01	0.03
	Lower earnings in 2020 related to clean energy fund investment and all Other	0.00	(0.03)
	Absence of NPT impairment charge	0.00	0.64
	Charges related to Columbia Gas of MA asset purchase *	(0.01)	(0.04)
2020	Reported EPS	$1.01	$2.76

* Results for the third quarter and first nine months of 2020 included charges of $5.3 million and $12.8 million, respectively, related to Eversource’s recently completed acquisition of the assets of Columbia Gas of Massachusetts. Absent those charges, Eversource earned $351.6 million1, or $1.02 per share, in the third quarter of 2020 and $946 million1, or $2.80 per share, in the first nine months of 2020.

Financial results by segment for the third quarter and first nine months of 2020 and 2019 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2020	September 30, 2019	Increase/ (Decrease)	2020 EPS[1]
Electric Distribution	$205.5	$197.3	$8.2	$0.60
Electric Transmission	125.6	107.5	18.1	0.36
Natural Gas Distribution	(14.0)	(17.1)	3.1	(0.04)
Water Distribution	23.1	17.5	5.6	0.07
Eversource Parent and Other Companies[1]	11.4	13.7	(2.3)	0.03
Columbia Gas of MA asset acquisition costs	(5.3)	0.0	(5.3)	(0.01)
Reported Earnings	$346.3	$318.9	$27.4	$1.01

Nine months ended:

(in millions, except EPS)	September 30, 2020	September 30, 2019	Increase/ (Decrease)	2020 EPS[1]
Electric Distribution	$450.6	$422.7	$27.9	$1.33
Electric Transmission, ex NPT charge[1]	381.8	342.8	39.0	1.13
Natural Gas Distribution	73.8	57.6	16.2	0.22
Water Distribution	35.6	26.3	9.3	0.11
Eversource Parent and Other Companies[1]	4.2	14.0	(9.8)	0.01
NPT impairment charge	0.0	(204.4)	204.4	0.00
Columbia Gas of MA asset acquisition costs	(12.8)	0.0	(12.8)	(0.04)
Reported Earnings	$933.2	$659.0	$274.2	$2.76

Eversource Energy has approximately 343 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.3 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on November 4, 2020, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a non-GAAP (not determined using generally accepted accounting principles) financial measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include non-GAAP financial measures referencing 2020 earnings and EPS excluding certain acquisition costs and second quarter 2019 earnings and EPS excluding the NPT impairment charge. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2020 and 2019 results without including these items. Management believes the acquisition costs and the NPT impairment charge are not indicative of Eversource Energy’s ongoing costs and performance.  Due to the nature and significance of these items on net income attributable to common shareholders, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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